EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 15, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cherokee Inc., which report appears in the Form 10-K of Cherokee Inc. for the year ended January 30, 2010 (and expresses an unqualified opinion), which is incorporated by reference in this Registration Statement (Form S-3) of Cherokee Inc. and related Prospectus for the registration of 381,967 shares of common stock.

/s/ Moss Adams LLP

Los Angeles, California

February 18, 2011